Exhibit 8.2

March 14, 2024

Veg House Holdings Inc.

2699 Stirling Rd, Ste A105,

Fort Lauderdale, FL 33312

Re:	Veg House Holdings Inc. – Initial Public Offering of Common Shares Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Veg House Holdings Inc., an exempted company incorporated under the laws of the Cayman Islands (the "Company"), in connection with the initial public offering and sale by the Company on an underwritten basis of 1,000,000 common shares, par value $0.0001 (the "Common Shares") of the Company (the "Offering"), and an additional 150,000 Common Shares at the Representative's option to cover over-allotments, pursuant to the Underwriting Agreement, dated [●], 2024 (the "Underwriting Agreement"), by and between the Company and EF Hutton LLC (the "Representative") as the representative of the underwriters named on Schedule 1 hereto (the Representative and such other underwriters being collectively referred to as the "Underwriters" and, individually, an "Underwriter"). The Offering is pursuant to a registration statement on Form F-1 (No. 333-276858) originally publicly filed with the U.S. Securities and Exchange Commission on February 5, 2024 (the "Registration Statement"). The Registration Statement, the Preliminary Prospectus (as defined in the Underwriting Agreement) and the Prospectus (as defined in the Underwriting Agreement) are referred herein as the "Offering Documents".

We have participated in the preparation of the tax disclosures contained in the Offering Documents.

You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the Offering pursuant to Section 4.2.3 of the Underwriting Agreement.

In connection with this opinion, we have examined originals or copies of the Offering Documents and such other documentation and information provided to us by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

155 University Avenue, Suite 300, Toronto, ON M5H 3B7 / Tel: 1.888.462.5876 / www.altrolaw.com
MONTREAL / TORONTO / CALGARY / VANCOUVER / FT. LAUDERDALE / ORLANDO / NAPLES / PHOENIX / PALM SPRINGS

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder ("Regulations"), and administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service ("IRS"), all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A future material change in a source of law or interpretation thereof could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents a counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.

Based on and subject to the foregoing, we are of the opinion that:

Although the discussion set forth in the Offering Documents under the headings "Certain Material U.S. Federal Income Tax Considerations" does not purport to discuss all possible U.S. federal income tax consequences of the ownership and disposition of the Common Shares, such discussion, though general in nature, constitutes, in all material respects, a fair and accurate summary under current law of the material U.S. federal income tax consequences of the ownership and disposition of the Common Shares of the Company, subject to the qualifications set forth therein. The U.S. federal income tax consequences of the ownership and disposition of the Common Shares of the Company by an investor will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussion set forth in "Certain Material U.S. Federal Income Tax Considerations" as applied to any particular holder.

This opinion letter is furnished to you in connection with the Offering solely for your benefit as the Representative under the Underwriting Agreement and may only be relied upon by you as the Representative and the Underwriters. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without, in each instance, our prior written consent; provided, however, that such permitted reliance shall not imply or establish an attorney-client relationship between such relying party and Altro LLP with respect to the matters covered by this opinion letter, and such relying party, by relying on our opinion, disclaims any such attorney-client relationship with respect to the matters covered by this opinion letter. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, or any future changes in laws.

MONTREAL / TORONTO / CALGARY / VANCOUVER / FT. LAUDERDALE / ORLANDO / NAPLES / PHOENIX / PALM SPRINGS

Veg House Holdings Inc. – 17295

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and the use of our name under the caption "Certain Material U.S. Federal Income Tax Considerations" in the Offering Documents.

Very truly yours,

/s/ Altro LLP

Altro LLP

BRT/

MONTREAL / TORONTO / CALGARY / VANCOUVER / FT. LAUDERDALE / ORLANDO / NAPLES / PHOENIX / PALM SPRINGS

Veg House Holdings Inc. – 17295